Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 24, 2003, except for Footnote 16, as to which the date is December 3, 2003, relating to the financial statements and financial statement schedule of MapInfo Corporation, which appears in the Prior Registration Statement (File No. 333-113029) and in MapInfo Corporation’s Annual Report on Form 10-K for the year ended September 30, 2003. We also consent to the incorporation by reference in this Registration Statement to the reference to us under the headings “Experts” and “Selected Consolidated Financial Information” in such Prior Registration Statement.

/s/    PricewaterhouseCoopers LLP

Albany, New York

March 29, 2004